Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 27, 2022 with respect to the audited financial statements of Aura FAT Projects Acquisition Corp. (the “Company”) as of January 7, 2022, and the related statements of operations, stockholders’ equity and cash flows for the period from December 6, 2021 (inception) through January 7, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 18, 2022